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Exhibit 10.2

Personal and Confidential

August 9, 2005

Mr. James Cracchiolo
Ameriprise Financial Inc.
Mail Drop: 2825, 20th Floor
50642 AXP Financial Center
Minneapolis, MN 55474

Dear Jim:

        This letter covers certain potential compensation to be provided to you in connection with your service as Chairman and Chief Executive Officer of Ameriprise Financial, Inc. ("Ameriprise") in the event that during 2005 any of the interests of American Express Company ("AXP") in Ameriprise are distributed to shareholders by reason of a spin-off as a result of which Ameriprise would become an independent public company in the manner described in Ameriprise's registration statement on Form 10 as filed with the SEC on June 7, 2005 (the "Spin-off"). The terms in parts A, B, C and D have been approved by the Compensation and Benefits Committee of the AXP Board of Directors (the "AXP CBC") and will be recommended to the AXP Board of Directors (the "AXP Board") and the Compensation and Benefits Committee of the Ameriprise Board of Directors (the "Ameriprise CBC") for approval, as indicated below. The terms set forth in this letter are not binding until such approvals have been obtained.

  A.    Existing Long-Term Incentive Awards.

        The AXP CBC has agreed to recommend to the AXP Board that your existing long-term incentive awards be treated as follows:

            (i)  Stock Options.    On and after the Spin-off date, it is anticipated that your options on AXP common stock (the "AXP Options") granted pursuant to the AXP stock plans (the "AXP Incentive Plans") that would be vested as of December 31, 2005 will remain AXP Options and will continue to be governed by the terms and conditions set forth in the stock option agreements under which they were granted, including adjustments to reflect the Spin-off. Your continuing service with Ameriprise will be treated as continued service under these stock option agreements. It is further anticipated that on the Spin-off date, or as soon as reasonably practical thereafter, Ameriprise will substitute your AXP Options that would be unvested as of December 31, 2005 with options to purchase Ameriprise common stock. These options will be governed by the terms and conditions set forth in a separate stock plan to be adopted by Ameriprise with vesting and exercisablity conditions comparable to those applicable to the replaced stock options (the "Ameriprise Incentive Plan").

           (ii)  Restricted Stock Awards.    On and after the Spin-off date, it is expected that your restricted shares of AXP common stock (the "AXP Restricted Stock") will remain AXP Restricted Stock and will be governed by the terms and conditions set forth in the award agreements under which they were granted, including adjustments to reflect the Spin-off. Your continuing service with Ameriprise will be treated as continued service under these awards.

          (iii)  Portfolio Grants.    It is anticipated that on the Spin-off date and subject to the conditions of the Ameriprise Incentive Plan, Ameriprise will assume all obligations of AXP with respect to your outstanding portfolio grant awards (PG XIV, PG XV and PG XVI), which were granted to you under the AXP Incentive Plan. The awards will be adjusted as necessary to reflect appropriate financial and stock incentive objectives and grids for the respective performance periods.

  B.    New Ameriprise Long-Term Incentive Awards.

        AXP CBC has agreed to recommend to the AXP Board and the Ameriprise CBC that the following long-term incentive awards be granted to you on the Spin-off date, or as soon as reasonably practical thereafter. The awards will be governed by the terms and conditions of the Ameriprise Incentive Plan with vesting as indicated below and, if applicable, Ameriprise performance conditions as defined by the Ameriprise CBC.

            (i)  Stock Option.    It is expected that the Ameriprise CBC will make a one-time grant to you of a non-qualified stock option on Ameriprise common stock with a deemed Black-Scholes value of $10.4 million (the actual number of shares subject to the option is calculated by dividing $10.4 million by the product of the fair market value of an Ameriprise share on grant date and a fixed Black-Scholes factor of 33.8%) (the "Ameriprise Option").1 The Ameriprise Option will vest at the rate of 25 percent on each of the first four anniversaries of the date of grant. The exercise price for the Ameriprise Option will be equal to the fair market value of Ameriprise common stock on the date of grant. The Ameriprise Option will cease to be exercisable on the earlier to occur of ten years or termination of employment.

           (ii)  Restricted Stock Award.    It is expected that the Ameriprise CBC will make a one-time grant to you of restricted shares of Ameriprise common stock with a value of $3,500,000 (the "Ameriprise Restricted Stock"). The Ameriprise Restricted Stock will vest at the rate of 25 percent on each of the first four anniversaries of the date of grant.

          (iii)  Portfolio Grant.    It is expected that the Ameriprise CBC will make a one-time grant to you of a portfolio grant award ("Ameriprise Portfolio Grant"). The Target Value of the Ameriprise Portfolio Grant is expected to be $510,000 (if earned at 2X target, $1,020,000 estimated value).

  C.    Completion/Retention Awards.

        Subject to the recommendation by the Chairman and Chief Executive Officer of AXP, the AXP CBC has agreed to recommend to the AXP Board and the Ameriprise CBC that the following completion/retention awards be granted to you on the Spin-off date, or as soon as reasonably practical thereafter. The awards will be governed by the terms and conditions of the Ameriprise Incentive Plan.

            (i)  Cash Award.    It is contemplated that on the Spin-off date, or as soon as reasonably practical thereafter, and provided certain agreed upon performance conditions have been satisfied as determined by the Chairman and Chief Executive Officer of AXP, the Ameriprise CBC will grant you a cash award of up to $3,500,000. Fifty percent of such award is expected to vest on the date of grant. The remaining 50 percent of such award is expected to vest six months thereafter, provided that you remain employed through such date and that certain performance conditions that may be set by the Ameriprise CBC have been satisfied.

           (ii)  Restricted Stock Award.    In addition, on the Spin-off date, or as soon as reasonably practical thereafter, and provided certain agreed upon performance conditions have been satisfied as determined by the Chairman and Chief Executive Officer of AXP, it is expected that the Ameriprise CBC will grant to you Ameriprise Restricted Stock with a value of up to $1,500,000 ("Completion/Retention Stock Award"). Such Completion/Retention Stock Award is expected to vest 25 percent on each of the first four anniversaries of the date of grant, provided certain performance conditions that may be set by the Ameriprise CBC have been satisfied.

The Ameriprise Option would have a value of $7.138 million when using a fixed Black-Scholes factor of 23.2%. Although the valuations differ based on the assumptions used, the number of shares covered by the Ameriprise Option is the same under either scenario. Example: Assumption of Ameriprise share price of $40 on date of grant. $10,400,000/($40 * 33.8%) = 769,231 shares; $7,138,463/($40 * 23.2%) = 769,231 shares.

        D.    Employment Status and Severance.    Your employment at Ameriprise will continue to be at-will meaning either you or Ameriprise can terminate the relationship at any time, with or without cause. However, the AXP CBC has agreed to recommend to the AXP Board and the Ameriprise CBC that Ameriprise adopt a severance plan for you that mirrors in all material respects the American Express Senior Executive Severance Plan.

        E.    Post-Spin-off Compensation.    Consistent with our discussions with the AXP CBC, the Ameriprise CBC and Ameriprise Board of Directors will have the governance responsibility to develop your post-spin-off salary, bonus and other compensation and benefits arrangements, taking into consideration Ameriprise's compensation philosophy, linkage of business plans to incentive compensation, mix of compensation components and relevant financial services industry market practices.

By:	/s/ L. KEVIN COX L. Kevin Cox Executive Vice President, Human Resources

cc: Ken Chenault

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  Exhibit 10.2